UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 21, 2014

STAG INDUSTRIAL, INC.

(Exact name of registrant specified in its charter)

Maryland	1-34907	27-3099608
(State or Other Jurisdiction	(Commission	(IRS Employer
Of Incorporation)	File Number)	Identification No.)

One Federal Street, 23rd Floor

Boston, Massachusetts 02110

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (617) 574-4777

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On March 21, 2014, STAG Industrial, Inc., a Maryland corporation (the “Company”), as Guarantor, and STAG Industrial Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), as Borrower, entered into a seven-year term loan agreement (the “Loan Agreement”) with Wells Fargo Bank, National Association and certain other lenders. The Loan Agreement provides for an unsecured loan in the original principal amount of up to $150 million (the “Loan”). Additionally, the Loan has a feature that allows the Company to request an increase in total commitments of up to $250 million, subject to certain conditions. Unless otherwise terminated pursuant to the terms of the Loan Agreement, the Loan will mature on March 21, 2021.

Wells Fargo Securities, LLC served as Lead Arranger and Bookrunner on the Loan Agreement with Wells Fargo Bank, National Association, serving as Administrative Agent.

The amount available for the Borrower to borrow under the Loan is based on (a) the lesser of (i) 60% of the Borrowing Base Value (as defined in the Loan Agreement) of the Company’s buildings that form the borrowing base of the Loan, and (ii) the amount that would create a debt service coverage ratio of not less than 1.6 based on a 30-year amortization period, less (b) any other unsecured indebtedness (as defined in the Loan Agreement) then outstanding. The Loan Agreement includes a delayed draw feature, therefore the Company did not make a draw under the Loan at closing.

Borrowings under the Loan bear interest at a floating rate equal to, at the Borrower’s election, the Eurodollar Rate or the Base Rate (each as defined in the Loan Agreement) plus a spread. The spread depends upon the Company’s consolidated leverage ratio and ranges from 1.70% to 2.30% for Eurodollar Rate based borrowings and from 0.70% to 1.30% for Base Rate based borrowings. Had the Company made a draw at closing, the applicable spread on the Loan as of March 21, 2014 would have been 1.70%.

The Borrower’s ability to borrow under the Loan is subject to its ongoing compliance with a number of customary financial covenants, including leverage ratios, recourse indebtedness thresholds, fixed charge coverage ratios and tangible net worth thresholds and limits. In addition, upon a default, the Company’s dividend distributions are limited to the minimum amount necessary for the Company to maintain its status as a real estate investment trust.

The Company and certain of its subsidiaries guarantee the obligations under the Loan.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, a copy of which has been filed as Exhibit 10.1 to this report and is incorporated in this Item 1.01 by reference.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1

Term Loan Agreement, dated as of March 21, 2014, by and among STAG Industrial Operating Partnership, L.P., as Borrower, STAG Industrial, Inc., as Guarantor, Wells Fargo Bank, National Association, as Administrative Agent and the other lending parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STAG INDUSTRIAL, INC.

	By:	/s/ Kathryn Arnone
Kathryn Arnone
Executive Vice President, General Counsel and Secretary

Dated: March 25, 2014

EXHIBIT INDEX

Exhibit Number	Description
10.1

Term Loan Agreement, dated as of March 21, 2014, by and among STAG Industrial Operating Partnership, L.P., as Borrower, STAG Industrial, Inc., as Guarantor, Wells Fargo Bank, National Association, as Administrative Agent and the other lending parties thereto.